Registration Statement No. 333-62513
                                                     Rule 424 (b) (3) Prospectus



                              MARK SOLUTIONS, INC.

           Supplement No. 1 to the Prospectus of Mark Solutions, Inc.
                            dated November 30, 1999


This supplement No. 1 dated March 2, 2000 amends and supplements the Prospectus of Mark Solutions, Inc. (Registration Statement No.333-62513) as follows:



On February 29, 2000, Mark Solutions, Inc. agreed to reduce the exercise price of the 343,750 warrants issued in connection with its January 1999 Exchange Placement expiring on June 28, 2002 from $6.00 a share to $2.00 a share to induce exercise by the holders. Mark will use the proceeds for general working capital purposes.